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Exhibit 10.102

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

August 13, 2002

Chiron Corporation
4560 Horton Street
Emeryville, CA 94608

Attention:

    Re:
    Amended and Restated Revolving Credit Facility

Ladies and Gentlemen:

        BANK OF AMERICA, N.A. (the "Lender") is pleased to make available to CHIRON CORPORATION, a Delaware corporation (the "Borrower"), an amended and restated revolving credit facility on the terms and subject to the conditions set forth below. The amended and restated revolving credit facility evidenced by this Agreement replaces the $100,000,000 revolving credit facility evidenced by that certain Revolving Credit Agreement dated as of February 27, 1998, as heretofore amended (the "Prior Agreement"). This Agreement amends, restates, replaces and supersedes in its entirety the Prior Agreement.

        Terms not defined herein have the meanings assigned to them in Exhibit A hereto.

1.    The Facility.

(a)
The Commitment.    Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower until the Maturity Date a revolving credit facility providing for loans ("Loans") in an aggregate principal amount not exceeding at any time One Hundred Million Dollars ($100,000,000) (the "Commitment"). Within the foregoing limit, the Borrower may borrow, repay and reborrow Loans until the Maturity Date.

(b)
Borrowings, Conversions, Continuations.    The Borrower may request that Loans be (i) made as or converted to Base Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. on the Business Day of the borrowing or conversion, or (ii) made or continued as, or converted to, Eurodollar Rate Loans by irrevocable notice to be received by the Lender not later than 11:00 a.m. three Business Days prior to the Business Day of the borrowing, continuation or conversion. If the Borrower fails to give a notice of conversion or continuation prior to the end of any Interest Period in respect of any Eurodollar Rate Loan, the Borrower shall be deemed to have requested that such Loan be converted to a Base Rate Loan on the last day of the applicable Interest Period. If the Borrower requests that a Loan be continued as or converted to a Eurodollar Rate Loan, but fails to specify an Interest Period with respect thereto, the Borrower shall be deemed to have selected an Interest Period of one month. Notices pursuant to this Paragraph 1(b) may be given by telephone if promptly confirmed in writing.

  Each Eurodollar Rate Loan shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Base Rate Loan shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. There shall not be more than ten different Interest Periods in effect at any time.

(c)
Interest.    At the option of the Borrower, Loans shall bear interest at a rate per annum equal to (i) the Eurodollar Rate plus the Applicable Rate; or (ii) the Base Rate plus the Applicable Rate. Interest on Base Rate Loans when the Base Rate is determined by the Lender's "prime rate" shall be calculated on the basis of a year of 365 or 366 days and actual days elapsed. All other interest hereunder shall be calculated on the basis of a year of 360 days and actual days elapsed.

  The Borrower promises to pay interest (i) for each Eurodollar Rate Loan, (A) on the last day of the applicable Interest Period, and, if the Interest Period is longer than three months, on the respective dates that fall every three months after the beginning of the Interest Period, and (B) on the date of any conversion of such Loan to a Base Rate Loan; (ii) for Base Rate Loans, on the last Business Day of each calendar quarter; and (iii) for all Loans, on the Maturity Date. If the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

  After the date any principal amount of any Loan is due and payable (whether on the Maturity Date, or upon Default), or after any other monetary obligation hereunder shall have become due and payable (in each case without regard to any applicable grace periods), the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Base Rate plus 2.5%. Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of the Loans at a rate per annum equal to the Base Rate plus 2.5%. Accrued and unpaid interest on past due amounts shall be payable on demand.

  In no case shall interest hereunder exceed the amount that the Lender may charge or collect under applicable law.

(d)
Evidence of Loans.    The Loans and all payments thereon shall be evidenced by the Lender's loan accounts and records; provided, however, that upon the request of the Lender, the Loans may be evidenced by a promissory note in the form of Exhibit B hereto in addition to such loan accounts and records. Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

(e)
Fees.
(1)
Facility Fee.    The Borrower promises to pay to the Lender a facility fee equal to the Applicable Rate on the actual daily amount of the Commitment, regardless of usage, payable in arrears on the last Business Day of each calendar quarter and on the Maturity Date, and calculated on the basis of a year of 360 days and actual days elapsed.

(2)
Upfront Fee.    The Borrower promises to pay to the Lender an upfront fee of 0.06% on the amount of the initial Commitment (i.e., a total upfront fee of $60,000), payable upon Borrower's execution of this Agreement.

All fees payable hereunder shall be fully-earned upon becoming due and payable, shall be non-refundable for any reason whatsoever and shall be in addition to any other fee, cost or expense payable pursuant to the revolving credit facility.

(f)
Repayment.    The Borrower promises to pay all Loans then outstanding on the Maturity Date.

  The Borrower shall make all payments required hereunder not later than 2:00 p.m. on the on the date of payment in same day funds in Dollars at the office of the Lender located at 100 North Tryon Street, Charlotte, North Carolina or such other address as the Lender may from time to time designate in writing.

  All payments by the Borrower to the Lender hereunder shall be made to the Lender in full without set-off or counterclaim and free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof. The Borrower shall reimburse the Lender for any taxes imposed on or withheld from such payments (other than taxes imposed on the Lender's income, and franchise taxes imposed on the

  Lender, by the jurisdiction under the laws of which the Lender is organized or any political subdivision thereof).

(g)
Prepayments.    The Borrower may, upon three Business Days' notice, in the case of Eurodollar Rate Loans, and upon same-day notice in the case of Base Rate Loans, prepay Loans on any Business Day; provided that the Borrower pays all Breakage Costs (if any) associated with such prepayment on the date of such prepayment. Prepayments of Eurodollar Rate Loans must be accompanied by a payment of interest on the amount so prepaid. Prepayments of Eurodollar Rate Loans must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Prepayments of Base Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding.

(h)
Commitment Reductions.    The Borrower may, upon five Business Days' notice, reduce or cancel the undrawn portion of the Commitment, provided, that the amount of such reduction is not less than $10,000,000 or a whole multiple of $1,000,000 in excess thereof.

(i)
Guaranty.    The Loans (and all other amounts due and owing under the revolving credit facility) shall be fully and unconditionally guaranteed by the Guarantor pursuant to the Guaranty provided in Exhibit C.

2.
Conditions Precedent to Loans.

(a)
Conditions Precedent to Closing and Initial Loan.    As a condition precedent to the closing of the revolving credit facility hereunder and the making of the initial Loan hereunder, the Lender must receive the following from the Borrower in form satisfactory to the Lender:

(i)
the enclosed duplicate of this Agreement duly executed and delivered on behalf of the Borrower;

(ii)
a certified borrowing resolution or other evidence of the Borrower's authority to borrow;

(iii)
a certificate of incumbency;

(iv)
if requested by the Lender, a promissory note as contemplated in Paragraph 1(d) above;

(v)
a Guaranty duly executed and delivered by the Guarantor, and such other certificates, organizational documents and other documents or instruments in connection therewith as the Lender may reasonably request; and

(vi)
such other documents and certificates (including legal opinions) as the Lender may reasonably request.

(b)
Conditions to Each Borrowing, Continuation and Conversion.    As a condition precedent to each borrowing (including the initial borrowing), continuation and conversion of any Loan:

(i)
The Borrower must furnish the Lender with, as appropriate, a notice of borrowing, continuation or conversion;

(ii)
each representation and warranty set forth in Paragraph 3 below shall be true and correct in all material respects as if made on the date of such borrowing, continuation or conversion; and

(iii)
no Default shall have occurred and be continuing on the date of such borrowing, continuation or conversion.

  Each notice of borrowing, continuation or conversion shall be deemed a representation and warranty by the Borrower that the conditions referred to in clauses (ii) and (iii) above have been met.

3.
Representations and Warranties.    The Borrower represents and warrants that:

(a)
Existence and Qualification; Power; Compliance with Laws.    It (i) is a corporation duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation, (ii) has the power and authority and the legal right to (A) own and operate its properties, to lease the properties it operates and to conduct its business and (B) execute, deliver and perform its obligations under the Loan Documents, (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (iv) is in compliance with all laws, except in each case referred to in clause (ii) (A) or clause (iv), to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)
Power; Authorization; Enforceable Obligations.    The execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower are within its powers and have been duly authorized by all necessary action, and this Agreement is and the other Loan Documents, when executed, will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other Loan Documents are not in contravention of law or of the terms of the Borrower's organic documents and will not result in the breach of or constitute a default under, or result in the creation of a lien under any indenture, agreement or undertaking to which the Borrower is a party or by which it or its property may be bound or affected.

(c)
Financial Statements; No Material Adverse Effect.    The audited consolidated balance sheet and statements of earnings and cash flow of the Borrower and its Subsidiaries as of December 31, 2001, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as of such date in accordance with generally accepted accounting principles applied on a consistent basis, and since such date, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.

(e)
No Default.    No Default has occurred and is continuing.

(f)
Use of Proceeds.    The proceeds of the Loans will be used solely for working capital and other general corporate purposes, including without limitation for the funding of permitted acquisitions, and in accordance with requirements of law, and will not be used, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(g)
ERISA.    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Federal or state law, including all requirements under the Code or ERISA for filing reports, and benefits have been paid in accordance with the provisions of such Plan except where the failure to be in compliance in all material respects could not reasonably be expected to have a Material Adverse Effect.

(h)
Environmental Matters.    All facilities owned or leased by the Borrower or its Subsidiaries have been and continue to be in material compliance with all material environmental laws and regulations.

(i)
Full Disclosure.    No statement (whether written or oral) made by the Borrower to the Lender in connection with this Agreement (including the negotiation hereof), or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.
Covenants.    So long as principal of and interest on any Loan or any other amount payable hereunder or under any other Loan Document remains unpaid or unsatisfied and the Commitment has not been terminated:

(a)
Information.    The Borrower shall deliver to the Lender:

(i)
as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with generally accepted accounting principles applied on a consistent basis and certified by independent public accountants of nationally recognized standing;

(ii)
as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all in reasonable detail and duly certified (subject to normal year-end adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(iii)
promptly upon the Borrower's obtaining knowledge of any Default, a certificate of the chief financial officer or treasurer of the Borrower setting forth the details thereof and any action that the Borrower is taking or proposes to take with respect thereto;

(iv)
promptly upon the Borrower's or the Guarantor's obtaining knowledge thereof, a notice of any announcement by either S&P or Moody's of any change in a Debt Rating; and

(v)
from time to time such additional information regarding the financial condition or business of the Borrower and its Subsidiaries as the Lender may reasonably request.

  Documents required to be delivered pursuant to Sections 4(a)(i) and 4(a)(ii) above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or (ii) on which such documents are posted on the Borrower's behalf on Global Access or another relevant website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (x) upon the Lender's request, the Borrower shall deliver paper copies and/or electronic versions (i.e., "soft copies") of such documents to the Lender. In any event, the Lender shall have no obligation to request the delivery or to maintain copies of the documents referred to above.

(b)
Other Affirmative Covenants.    The Borrower shall, and shall cause each of its Subsidiaries to:

(i)
preserve and maintain all of its rights, privileges, and franchises (1) that are necessary and (2) the absence of which would cause a Material Adverse Effect;

(ii)
comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities;

(iii)
pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

  (iv)
  maintain all of its properties owned or used in its business in good working order and condition ordinary wear and tear excepted;

  (v)
  permit representatives of the Lender, during normal business hours, to examine, copy, and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, directors, and accountants; and

  (vi)
  maintain insurance in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses.

(c)
Negative Covenants. So long as any Loan shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will not:

(i)
Mergers, Etc.    Merge with or into or consolidate with any other Person; liquidate, wind up, dissolve, divide or convey, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person; or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, or permit any Subsidiary to do any of the foregoing, except:

(1)
Any corporation may merge or liquidate into the Borrower provided that either [the word "either" was stricken in signed copy]:

(a)
The Borrower is the surviving corporation, and

(b)
The Guaranty remains in full force and effect.

(2)
the Borrower may merge with and into the Guarantor.

    and provided, further, that, in the case of each transaction permitted in clauses (1) and (2) above, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

  (ii)
  Change In Nature of Business.    Make, or permit any Subsidiary to make, any material change in the nature of its business as a pharmaceutical business;

5.
Events of Default.    The following are "Events of Default:"

(a)
The Borrower fails to pay any principal of any Loan as and on the date when due; or

(b)
The Borrower fails to pay any interest on any Loan, or any commitment fee due hereunder, or any portion thereof, within three days after the date when due; or the Borrower fails to pay any other fee or amount payable to the Lender under any Loan Document, or any portion thereof, within five days after the date due; or

(c)
The Borrower fails to perform or observe any term, covenant or agreement contained in Paragraph 4(a) or 4(c) hereof; or

(d)
The Borrower fails to perform or observe any other covenant or agreement (not specified above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) notice being given by the Lender and (ii) the Borrower's first knowledge of such failure; or

(e)
Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or the Guarantor, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(f)
The Borrower or any of its Subsidiaries fails to make any payment in respect of bonds, notes, other loans or similar evidences of indebtedness (other than indebtedness hereunder) or guaranty obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), the effect of which default is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such guaranty obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to be demanded or become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity, or such guaranty obligation to become payable or cash collateral in respect thereof to be demanded; or

(g)
The Borrower, any of its Subsidiaries or the Guarantor institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower, such Subsidiary or the Guarantor (as the case may be), and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under Debtor Relief Laws relating to the Borrower, any Subsidiary, the Guarantor or to all or any material part of the Borrower's, such Subsidiary's or the Guarantor's property is instituted without the consent of the Borrower, such Subsidiary or the Guarantor (as the case may be) and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h)
The Borrower or the Guarantor is unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(j)
Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lender or satisfaction in full of all the indebtedness hereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower or the Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)
The Guarantor shall breach any term or provision under, or default under, the Guaranty or any document or instrument related thereto or given by the Guarantor in connection therewith, or the Guaranty or any such document or instrument shall be contested or liability shall be denied thereunder by the Guarantor or any person claiming through the Guarantor; or

(l)
The Borrower's or the Guarantor's Debt Rating is at the Default Debt Rating.

Upon the occurrence of an Event of Default, the Lender may declare the Commitment to be terminated, whereupon the Commitment shall be terminated, and/or declare all sums outstanding hereunder and under the other Loan Documents, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, the Commitment shall automatically terminate, and all sums outstanding hereunder and under each other Loan Document, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

6.
Miscellaneous.

(a)
All financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles consistently applied.

(b)
All references herein and in the other Loan Documents to any time of day shall mean the local (standard or daylight, as in effect) time of Charlotte, North Carolina.

(c)
The Borrower shall be obligated to pay all Breakage Costs.

(d)
If at any time the Lender, in its sole discretion, determines that (i) adequate and reasonable means do not exist for determining the Eurodollar Rate, or (ii) the Eurodollar Rate does not accurately reflect the funding cost to the Lender of making such Loans, the Lender's obligation to make or maintain Eurodollar Rate Loans shall cease for the period during which such circumstance exists.

(e)
The Borrower shall reimburse or compensate the Lender, upon demand, for all costs incurred, losses suffered or payments made by the Lender which are applied or reasonably allocated by the Lender to the transactions contemplated herein (all as determined by the Lender in its reasonable discretion) by reason of any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lender; and compliance by the Lender with any directive, or requirements from any regulatory authority, whether or not having the force of law.

(f)
No amendment or waiver of any provision of this Agreement or of any other Loan Document and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of the Lender, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(g)
Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party. However, any notice required due to a Default or Event of Default on behalf of the Borrower shall be delivered by courier service or mail as otherwise stipulated in this section. Any such notice or other communication sent by overnight courier service, mail or telecopy shall be effective on the earlier of actual receipt and (i) if sent by overnight courier service, the scheduled delivery date, (ii) if sent by mail, the fourth Business Day after deposit in the U.S. mail first class postage prepaid, and (iii) if sent by telecopy, when transmission in legible form is complete. All notices and other communications sent by the other means listed in the first sentence of this paragraph shall be effective upon receipt. Notwithstanding anything to the contrary contained herein, all notices (by whatever means) to the Lender pursuant to Paragraph 1(b) hereof shall be effective only upon receipt. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

  The Lender shall be entitled to rely and act upon any notices (including telephonic notices of borrowings, conversions and continuations) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender, its affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Lender and such affiliates from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

(h)
This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights and obligations hereunder. Beginning six months from the execution of the Commitment, the Lender may at any time (i) assign all or any part of its rights and obligations hereunder to any Acceptable Financial Institution with the consent of the Borrower, such consent not to be unreasonably withheld or delayed, provided that no such consent shall be required if the assignment is to an affiliate of the Lender or if an Event of Default exists, and (ii) without notice to or the consent of the Borrower or the Guarantor, grant to any other Person participating interests in all or part of its rights and/or obligations hereunder. The Borrower agrees to execute any documents reasonably requested by the Lender in connection with any such assignment. All information provided by or on behalf of the Borrower to the Lender or its affiliates may be furnished by the Lender to its affiliates and to any actual or proposed assignee or participant. However, Borrower is not responsible for costs or legal fees incurred by the Lender or its affiliates related to any such assignment or participation.

(i)
The Borrower shall pay the Lender, on demand, all reasonable out-of-pocket expenses and legal fees incurred by the Lender in connection with the enforcement of this Agreement or any instruments or agreements executed in connection herewith.

(j)
Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including fees, disbursements and expenses of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment or any Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the closing of the revolving credit facility). The agreements in this Paragraph 6(j) shall survive the replacement of the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under the Loan Documents. All amounts due under this Paragraph 6(j) shall be payable within ten Business Days after demand therefor.

(k)
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(l)
This Agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

(m)
This Agreement and the other Loan Documents are governed by, and shall be construed in accordance with, the laws of the State of New York and the applicable laws of the United States of America. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court and each state court in the Borough of Manhattan, New York for the purposes of all legal proceedings arising out of or relating to any of the Loan Documents or the transactions contemplated thereby. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address set forth beneath its signature hereto. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(n)
THE BORROWER AND THE LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(o)
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

        Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than October 1, 2002.

BANK OF AMERICA, N.A., a national banking association
By:	/s/ CRAIG MURLLESS Name: Craig Murlless Title: Vice President
Accepted, acknowledged and agreed to as of the date first written above:
CHIRON CORPORATION, a Delaware corporation
By:	/s/ JE KENT Name: Jim Kent Title: V.P. and Treasurer

EXHIBIT A

DEFINITIONS

Acceptable Financial Institution	A Person that is (i) a national bank, (ii) any other financial institution, or (iii) any other investor reasonably acceptable to the Borrower.
Agreement:	This Amended and Restated Revolving Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.
Applicable Rate:
	From time to time, the following percentages per annum, based upon the higher (as described in the definition of "Debt Rating") Debt Rating of (i) the Borrower and (ii) the Guarantor, as set forth below:
	Pricing Level	Debt Ratings (S&P/Moody's)	Eurodollar Rate Loan	Base Rate Loan	Facility Fee
	1	A-/A3 or better	0.25%	0.00%	0.05%
	2	BBB-/Baa3 to BBB+/Baa1, inclusive	0.45%	0.00%	0.10%
	3	BB+/Ba1 or worse	0.70%	0.25%	0.20%

	Initially, the Applicable Rate shall be determined based upon the Debt Rating at the closing of the revolving credit facility. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Lender of notice thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
Base Rate:
	For any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its "prime rate." The Lender's prime rate is a rate set by the Lender based upon various factors including the Lender's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.
Base Rate Loan:	A Loan bearing interest based on the Base Rate.

Breakage Costs:
Without duplication, any loss, cost or expense incurred by the Lender (including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by the Lender to maintain the relevant Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) as a result of (i) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (ii) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan when all conditions to making such Loan have been met by the Borrower in accordance with the terms hereof) to prepay, borrow, continue or convert any Eurodollar Rate Loan on a date or in the amount notified by the Borrower. The certificate of the Lender as to its costs of funds, losses and expenses incurred shall be conclusive absent manifest error.
Business Day:
Any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the state where the Lender's lending office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
Code:	The Internal Revenue Code of 1986, as amended from time to time.
Debt Rating:
As of any date of determination, the rating as determined by either S&P or Moody's (collectively, the "Debt Ratings") of the non-credit-enhanced, senior unsecured long-term debt of the Borrower or the Guarantor, as applicable; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the lower of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 3 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply.
Debtor Relief Laws:
The Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.
Default:	Any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
Default Debt Rating:	A Debt Rating equal to or below (i) BB- (as designated by S&P) or (ii) Ba3 (as designated by Moody's).
Dollar or $:	The lawful currency of the United States of America.
ERISA:	The Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto, as amended from time to time.

Eurodollar Rate:	For any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined pursuant to the following formula:
Eurodollar Rate =	Eurodollar Base Rate 1.00 - Eurodollar Reserve Percentage
Where,
"Eurodollar Base Rate" means, for such Interest Period:

(a) the rate per annum equal to the rate determined by the Lender to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Lender to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Lender as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, converted or continued and with a term equivalent to such Interest Period would be offered by the Lender's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

"Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
Eurodollar Rate Loan:	A Loan bearing interest based on the Eurodollar Rate.
Event of Default:	Has the meaning set forth in Paragraph 5.

Federal Funds Rate:
For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.
Governmental Authority:	Any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
Guarantor:	Novartis AG, Basel, a Swiss corporation and the controlling shareholder of the Borrower.
Guaranty:	The Joint and Several Guarantee agreement executed by the Guarantor in favor of and for the benefit of the Lender in the form attached as Exhibit C to the Agreement.
Interest Period:
For each Eurodollar Rate Loan, (a) initially, the period commencing on the date the Eurodollar Rate Loan is disbursed or converted from a Base Rate Loan and (b) thereafter, the period commencing on the last day of the preceding Interest Period, and, in each case, ending on the earlier of (x) the Maturity Date and (y) one, two, three or six months thereafter, as requested by the Borrower; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
Loan Documents:	This Agreement, the promissory note, the Guaranty, and the fee letter, if any, delivered in connection with this Agreement.
Material Adverse Effect:
(a) A material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.
Maturity Date:	February 27, 2006, or such earlier date on which the Commitment may terminate in accordance with the terms hereof.

Person:	Any natural person, corporation, limited liability company, trust, joint stock company, association, company, partnership, governmental authority or other entity.
Plan:
Any employee benefit plan maintained or contributed to by the Borrower or by any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.
SEC:	The Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
Subsidiary:
With respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" refer to a Subsidiary or Subsidiaries of the Borrower.

EXHIBIT B

FORM OF PROMISSORY NOTE

$100,000,000	August 13, 2002

        FOR VALUE RECEIVED, the undersigned, CHIRON CORPORATION, a Delaware corporation (the "Borrower"), hereby promises to pay to the order of BANK OF AMERICA, N.A. (the "Lender") the principal sum of ONE HUNDRED MILLION DOLLARS ($100,000,000) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to that certain Amended and Restated Revolving Credit Agreement, dated as of even date herewith (such Amended and Restated Revolving Credit Agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the "Agreement"), between the Borrower and the Lender, on the Maturity Date. The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

        The loan account records maintained by the Lender shall at all times be conclusive evidence, absent manifest error, as to the amount of the Loans and payments thereon; provided, however, that any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

        This promissory note is the promissory note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loans evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loans prior to the maturity thereof upon the terms and conditions therein specified.

        Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein. This promissory note shall be governed by, and construed in accordance with, the laws of the State of New York.

CHIRON CORPORATION, a Delaware corporation
By:
Name: Title:

NOVARTIS AG
CH-4002 Basel
Switzerland

EXHIBIT C

BANK OF AMERICA, N.A.
100, North Tryon Street
Charlotte, NC 28255

September 11, 2002

JOINT AND SEVERAL GUARANTEE

§ 1

        Novartis AG, Basel, a Swiss corporation (hereinafter called "Guarantor"), has a substantial financial interest in Chiron Corporation (hereinafter called "Debtor"), which has requested Bank of America NA (hereinafter called "Bank") to provide the revolving credit facility evidenced by the Amended and Restated Revolving Credit Agreement dated August 13, 2002 (hereinafter called "Credit Facility") maturing February 27, 2006, and any successor or replacement, up to a total amount of USD 100'000'000.- (in words: one hundred million United States Dollars only).

§ 2

        The Guarantor hereby agrees with the Bank that it shall, as guarantor jointly and severally with the Debtor, fulfil the obligations of the Debtor under the Credit Facility up to the maximum amount (including principal, interest, fees, reasonable legal and out-of-pocket expenses incurred by the Bank in connection with the enforcement of this Guarantee as well as any amounts payable pursuant to § 3 hereunder) of USD 110'000'000.- (in words: one hundred and ten million United States Dollars only).

§ 3

        The Guarantor hereby expressly undertakes and secures that payments under this Guarantee will not be less than as stipulated in the Credit Facility. In implementation of this undertaking and in case withholding taxes are imposed in respect of payments made under this Guarantee, the Guarantor undertakes, as a separate and independent obligation, to pay an increased amount so that the net payments received by the Bank shall be equal to the amounts actually owed by the Debtor under the Credit Facility.

§ 4

        To determine the amount of obligations of the Debtor, a statement of the Bank signed by authorized representatives shall be conclusive, unless the contrary shall be proven.

§ 5

        This Guarantee enters into immediate effect and shall be valid until the Bank receives from the Guarantor a written notice discontinuing the Guarantee. Notwithstanding such notice, the Guarantor's liability under the Guarantee shall continue in effect with respect to all sums due under the Credit Facility at the moment of receipt of such a notice by the Bank.

        Notwithstanding the above, the term of this Guarantee is limited up to thirty days after repayment of all sums due under the Credit Facility granted to the Debtor. After expiration of this Guarantee the Bank shall return this document to the Guarantor without prior notice to be given by the Guarantor.

§ 6

        In the event of the Guarantor paying to the Bank, in compliance with this Guarantee, any sums due to the Bank against the Credit Facility by the Debtor, the Bank undertakes to assign to the Guarantor all its rights against the Debtor with respect to such sums due covered by the Guarantor's payment to the Bank (in compliance with Art. 507 of the Swiss Code of Obligations).

§ 7

        This Guarantee shall be governed by and construed in accordance with Swiss law.

        This Guarantee is qualified as a joint and several guarantee ("Solidarbürgschaft", "cautionnement solidaire") according to the Articles 496 ff. of the Swiss Code of Obligations. The present Guarantee supersedes the one issued by Novartis AG, Basel/Switzerland on February 12, 1998 amounting to USD 100'000'000.-, which will be returned by the Bank.

§ 8

        Any dispute shall exclusively be settled by the ordinary courts of Basle City, subject to appeal to the Swiss Federal Court.

Yours sincerely,

For and on behalf of
 Novartis AG

/s/ J.MARTIN MANSER	/s/ P. RUPPRECHT
John Martin Manser	Peter Rupprecht

QuickLinks

  Exhibit 10.102
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
  EXHIBIT A
DEFINITIONS
  EXHIBIT B
FORM OF PROMISSORY NOTE
  EXHIBIT C
  JOINT AND SEVERAL GUARANTEE